Exhibit (a)(5)(B)

News Release

INTERNATIONAL GAME TECHNOLOGY

ANNOUNCES RESULTS OF PUT OPTION FOR

2.60% CONVERTIBLE DEBENTURES DUE 2036

(Reno, NV – December 15, 2009) – International Game Technology (NYSE: IGT) today announced the results of the previously announced put option, allowing holders of its 2.60% Convertible Debentures due 2036 (the “Debentures”) to require IGT to purchase, on December 15, 2009, all or a portion of such holders’ Debentures (the “Put Option”) at a price equal to 100% of the aggregate principal amount of the Debentures, plus any accrued interest up to but not including December 15, 2009, or a total of $1,013 per $1,000 principal amount of the Debentures.

As of 5:00 p.m., EST on December 14, 2009, the scheduled expiration date, $701,231,000 in aggregate principal amount of Debentures were validly tendered under the Put Option and accepted for payment by IGT.  The aggregate consideration for the accepted Debentures of $710,347,003 will be delivered promptly to tendering holders by the paying agent.  After giving effect to the tendered Debentures, $5,797,000 aggregate principal amount of Debentures remain outstanding.  The Debentures are subject to a call at the option of the Company at any time after December 20, 2009 and are not again subject to a put by the holders until December 15, 2011.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available data and on current business plans. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as changes in interest rates, political instability, or currency exchange rate fluctuations; and regulatory factors such as unfavorable changes in governmental regulations. Additional information regarding these and other factors may be contained in IGT’s SEC filings, including without limitation, the Company’s Form 10-K for its fiscal year ended October 3, 2009, the Company’s Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.  IGT’s filings are available from the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

© IGT. All rights reserved.

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Source:	International Game Technology
Contact:	Patrick W. Cavanaugh, Executive Vice President, Chief Financial Officer and Treasurer, of International Game Technology, 1-866-296-4232

© IGT. All rights reserved.